Sub-Item 77Q1b: Other Exhibits

Tait, Weller & Baker
Certified Public Accountants


June 13, 2005

The Board of Directors
Ellsworth Convertible Growth and Income Fund, Inc.
65 Madison Avenue
Morristown, NJ 07960-7308


Dear Board Members:

	We have read the information provided by Ellsworth Convertible Growth and Income Fund, Inc. (the "Fund") in sub-item 77L in the Form N-SAR for the period ended March 31, 2005 and are in agreement with the Fund's decision to change its method of accounting for bond premium and discount amortization.


Sincerely,
/s/ Tait, Weller & Baker
Tait, Weller & Baker